EXHIBIT 10.1

JOINT VENTURE AGREEMENT

                THIS JOINT VENTURE AGREEMENT (the "Agreement") is made and entered into this 4th day of October, 1999, between Hastings Manufacturing Company("Hastings"), a corporation organized under the laws of Michigan with its principal place of business at 325 North Hanover Street, Hastings, Michigan, and Intraco Corporation ("Intraco"), a corporation organized under the laws of Michigan with its principal place of business at 530 Stephenson Highway, Troy, Michigan.

INTRODUCTION

                Hastings manufactures and sells, among other things, additives for engines, transmissions and fuel systems and markets these products in North America under the CASITE® brand name. Intraco is an international marketer and distributor of automotive-related products. Hastings and Intraco desire to form Casite Intraco, L.L.C. (the "Company") as a limited liability company under the laws of Michigan for the purposes of developing, marketing and distributing certain automotive-related products, all as provided herein.

                ACCORDINGLY, in consideration of the foregoing premises and the covenants contained in this Agreement, the parties agree as follows:

1.        Definitions. For the purpose of this Agreement, the following terms shall have the meanings hereafter set forth:

1.1        "Additives Line" means the Existing Products and the Future Products relating to the chemical, gaseous or mechanical enhancement or preservation of the performance of automotive engines or components.

1.2 "Assignment" means the Trademark Assignment attached as Exhibit A.

1.3 "Effective Date" means the date of this Agreement set forth above.

1.4 "Existing Products" means the following two products sold by Hastings under the CASITE® trademark: (1) Motor Honey® and (2) Tranny Honey® .

1.5 "Future Products" means any products developed pursuant to this Agreement, other than the Existing Products.

1.6 "Identified Customers" means those customers set forth in Exhibit B.

1.7 "International Markets" means all markets worldwide except the North American Market.

1.8 "North American Market" means the United States and Canada.

1.9        "Quit Claim Assignment" means the Quit Claim Assignment attached as Exhibit C, which will be used for the purpose of transferring any of Hastings' rights in the Rust Out, Grease Out or Spray Lube brand names and trademarks to the Company.

2.        Formation of the Company.

2.1 Organization. Immediately upon the execution of this Agreement, the parties shall form the Company in Michigan for the purposes of developing, marketing, and selling the Additives Line.

(a) Articles of Organization. The Company's Articles of Organization shall be in the form of Exhibit D hereto.

(b) Operating Agreement. The Operating Agreement of the Company shall be in the form of Exhibit E hereto.

2.2	Capital Contributions.

(a) Purchase of Membership Interests. Immediately upon the execution of this Agreement, each party shall purchase a membership interest ("Membership Interest") in the Company, as follows:

Party	Class	Price
Hastings	Hastings Membership Interest	$25,000
Intraco	Intraco Membership Interest	$25,000

(b)        Additional Issuance of Membership Interests. Unless otherwise agreed by the parties or as permitted by this Agreement or the Operating Agreement, each of the parties shall own and hold fifty percent (50%) of the issued and outstanding Membership Interests, with Hastings owning the Hastings Membership Interest and Intraco owning the Intraco Membership Interest. If the Company proposes to issue additional Membership Interests or other securities, it must offer an equal number of such Membership Interests or other securities to each of the parties, and each of the parties shall have the right, but not the obligation, to purchase such offered Membership Interests or other securities.

(c)        Additional Capital. If, following the purchase and sale of the Membership Interests provided in Section 2.2(a), the Company's Director Managers (as defined below and in the Operating Agreement) determine that the Company requires additional capital in order to conduct its business, the parties shall mutually agree in good faith as to the method for raising such capital and the amount thereof.

3.	Management of the Company.

3.1	Meetings and Resolutions of Members.

(a)        Annual Meetings of Members. The Members of the Company shall meet annually for the purpose of electing Director Managers and conducting any other business as may properly come before such annual meeting.

(b)        Ability to Call Special Meetings of Members. Each of Hastings and Intraco shall have the right from time to time to call special meetings of the Members. In addition, special meetings of Members may be called by the Director Managers of the Company.

(c)        Quorum at Meetings of Members. The quorum required for a meeting of the Members shall be Members representing, in person or by proxy, not less than eighty percent (80%) of the total number of issued and outstanding Voting Interests (as defined in the Operating Agreement).

(d)        Approval of Member Resolutions. Unless otherwise required by the laws of Michigan or otherwise explicitly provided herein, no Members' resolutions shall be effective unless adopted by the affirmative vote of Members holding not less than fifty-one percent (51%) of the Voting Interests present, in person or by proxy, at a meeting of the Members at which a quorum is present.

(e) Actions Requiring Unanimous Consent of the Members. The following actions shall require the unanimous consent of all holders of Membership Interests:

(i) Any amendment of the Articles of Organization, Operating Agreement, or other charter documents of the Company.

(ii) The issuance of any Membership Interests or other securities of the Company.

(iii)        Any merger or other business combination in which the Company is not the surviving corporation or in which the Company effectively is acquired by another person or entity, or any sale of all or substantially all of the Company's assets outside the ordinary course of business.

(iv)        Any acquisition of the stock or assets of another corporation or other business wherein the aggregate purchase price (including the assumption by the Company of any indebtedness or other liabilities of the other corporation or other business) exceeds Ten Thousand Dollars ($10,000).

(v) The dissolution of the Company or the adoption of any plan of complete or partial liquidation of the Company.

(vi) The election or, except as provided in Section 3.2, removal of Managers.

3.2	Election of Managers.

(a)        Number of Managers; Nomination and Election of Managers. The Company shall have seven (7) Managers, six (6) of whom shall be Director Managers, and one (1) of whom shall be an Executive Manager (who shall not be a Director Manager), unless more Executive Managers are appointed under Paragraph 2.1.3 of the Operating Agreement. Three (3) of the Director Managers shall be nominated and elected by Hastings as holder of the Hastings Membership Interest ("Hastings Director Managers") and three (3) of the Director Managers shall be nominated and elected by Intraco as holder of the Intraco Membership Interest ("Intraco Director Managers"). Immediately upon execution of this Agreement, Hastings shall cause the election of Mark Johnson, Jeffrey Guenther and Richard Zwiernikowski as the initial Hastings Director Managers and Intraco shall cause the election of Nicola Antakli, Jehad Antakli and Michael Rousseau as the initial Intraco Director Managers. These Director Managers shall hold office until the annual meeting of Members next succeeding the filing of the Articles of Organization, and until their successors are elected and qualified. At each annual meeting of Members, the holder(s) of the Hastings Membership Interest will nominate and elect three (3) Hastings Director Managers and the holder(s) of the Intraco Membership Interest shall nominate and elect three (3) Intraco Director Managers. The Director Managers elected at the first annual meeting of Members and at each annual meeting thereafter shall hold office for one year, and until their successors are elected and qualified.

(b)        Vacancies. In the event of a vacancy of a Director Manager, the holders of the class of Membership Interests that elected that Director Manager shall appoint a Director Manager to fill that vacancy. Any vacancy in the position of Executive Manager shall be filled by unanimous vote of the Director Managers.

(c)        President. The President (as defined in Section 4.3) of the Company shall be an Executive Manager of the Company. The President shall be appointed by unanimous vote of the Director Managers and removed with or without cause by vote of not less than 50% of the Director Managers.

3.3	Meetings and Resolutions of the Director Managers.

(a)        Regular Meetings. Regular meetings of the Company's Director Managers shall be held at least two (2) times in each calender year at such date, times and places as the Director Managers may determine.

(b) Special Meetings. Any three (3) Director Managers acting together shall have the right to call, from time to time, a special meeting of the Director Managers.

(c) Quorum. The quorum required for a meeting of the Director Managers shall be five (5) Director Managers.

(d)        Approval of Manager Resolutions. Determinations of the Director Managers shall require the affirmative vote of eighty percent (80%) of the Director Managers present at a meeting at which a quorum is present, except as provided in Sections 3.2(c), 3.3(e) and 4.3.

(e) Actions Requiring Unanimous Consent of Managers. Determinations with respect to following matters shall require the affirmative vote of all of the Director Managers:

(i) Approval of any annual business plan or the Company's annual operating and capital budgets or any change in the scope or nature of the Company's business.

(ii) Any material contract that cannot be canceled by the Company upon thirty (30) days' or less notice without material penalty.

(iii) Any change in the allocation of profits or losses provided in Section 4.9 below and the Operating Agreement.

(iv) Any hiring of, or any terms of employment (including compensation and benefits) for, the President or any other key employee or Executive Manager of the Company.

(v) Any change in the Company's accounting practices or procedures.

(vi) The recommendation to the Members of any proposed amendment of the Articles of Organization of the Company, including any change in the capitalization of the Company.

(vii) Any material transactions with any party to this Agreement or any individual, corporation or other entity affiliated therewith.

(viii)        The creation or assumption of any indebtedness in an aggregate amount (whether created or incurred in one transaction or a series of related transactions) which exceeds One Hundred Thousand Dollars ($100,000).

(ix) The guaranty of the obligations of any other person or entity.

(x) The creation or incurrence of any mortgage, pledge, lien, charge or encumbrance upon the property or assets of the Company.

(xi)        The purchase or other acquisition of any corporation or business, land, buildings, fixtures, equipment or other property, or any rights or interests therein, or entering into any commitment to do so, if the amount involved in any such transaction or series of related transactions exceeds Twenty-Five Thousand Dollars ($25,000).

(xii)         The sale or disposal outside the ordinary course of business of any of the Company's assets or other property, or any rights or interests therein, or entering into any commitment to do so, if the amount involved in any such transaction or series of related transactions exceeds Twenty-Five Thousand Dollars ($25,000).

(xiii) The sale, license or other disposition of the CASITE®, Motor Honey®, Tranny Honey®, Rust Out, Grease Out or Spray Lube brand names and trademarks.

(xiv) Any capital expenditure or expenditures which in the aggregate or for a single project exceeds or exceed Twenty-Five Thousand Dollars ($25,000).

4.	Business and Operation.

4.1        Business. Except as expressly provided otherwise in this Agreement, the business of the Company shall be the development, marketing and sale of the Additives Line throughout the International and North American Markets.

4.2        Development of Future Products. Any Future Products, as well as the intellectual property associated with such products, developed by the parties or the Company during the term of this Agreement shall be the sole property of the Company and each party hereby transfers, assigns and conveys to the Company all of its right, title and interest in and to the Future Products and the intellectual property rights embodied in the Future Products, such as utility patents, design patents, design registrations, utility models, industrial designs, trademarks, service marks, copyrights, trade secrets and all other forms of intellectual property protection available throughout the world. All of the parties' efforts in developing the Future Products shall be considered "work for hire" within the meaning of the United

States Copyright Act, as amended. If a court determines that such efforts are not "work for hire" within the meaning of the United States Copyright Act, each party shall nonetheless be deemed to have assigned all rights therein to the Company. Each party acknowledges and agrees that neither it nor any of its officers, directors, shareholders, owners, employees or agents retains any intellectual property rights in or to any of the Future Products, and that all such intellectual property rights are, and shall remain, the sole and exclusive property of the Company.

4.3        President. The Company's day-to-day business shall be managed by or under the authority of a President, who shall be selected by the unanimous vote of the Director Managers and who shall be an Executive Manager of the Company. Upon 50% vote of the Director Managers, the Director Managers may remove the President for any reason, with or without cause. Any vacancy in the position of President of the Company shall be filled by unanimous vote of the Director Managers.

4.4 Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

4.5        Financial Records and Reports; Tax Returns. The Company shall keep accurate and complete accounting records, and shall install operating procedures, systems and controls for the purpose of providing effective financial management. The Company shall provide each of the parties with monthly and quarterly financial reports within 45 days after the end of each such period and annual financial reports within 60 days after the end of the period. The financial reports shall contain profit and loss statements and balance sheets and such other financial information as may be requested by either of the parties. The Company shall prepare and file all tax returns and other reports and filings as may be required by all governmental authorities. Each of the parties and their respective accountants and other representatives shall have full access to the books and records of the Company.

4.6        Business Plan. The President shall prepare an annual business plan, commencing with the year 2000, by November of each year for the following fiscal year, for submission to the Director Managers of the Company. The annual business plan shall detail the Company's business strategy, financial plans and major marketing programs for the following year.

4.7        Marketing Appointment. Notwithstanding anything herein to the contrary, Hastings shall have the exclusive right, for two (2) years from the Effective Date, to market and sell the Existing Products and the Future Products in the North American Market. After such two-year period, Hastings shall continue to have the right to market and sell the Existing Products and the Future Products in the North American Market to the Identified Customers set forth in Exhibit B. If an Identified Customer has not bought or does not buy Existing Products or Future Products from Hastings for a continuous period of six (6) months, the Company shall thereupon have the right to market Existing Products and Future Products to that Identified

Customer, which customer shall be removed from the list of Identified Customers set forth in Exhibit B. For two (2) years from the Effective Date, Intraco shall have the exclusive right to market and sell the Existing Products and the Future Products in the International Markets, subject to the Operating Agreement (including Schedule 1 thereof).

4.8         Financing. Each of the parties shall provide the amount of financing required by the business plan of the Company (after allowing for the sales of Membership Interests described in Section 2.2(a)) in proportion to the percentage of Membership Interests held by them respectively. Financing shall be provided by unsecured loans from the parties to the Company, which loans shall bear interest at such rates as the parties may agree.

4.9 Allocations and Distributions. Allocations of profits and losses and distributions shall be made as set forth in the Operating Agreement of the Company.

5. Representations and Warranties by Hastings. Hastings represents to Intraco as follows:

5.1         Corporate Existence and Power. Hastings is a corporation duly organized, validly existing and in good standing under the laws of Michigan. Hastings has all requisite corporate power to own its properties and to carry on its businesses now being conducted and as proposed to be conducted, to execute and deliver this Agreement and to engage in the transactions and activities contemplated by this Agreement.

5.2        Corporate Authority. The execution, delivery and performance of this Agreement are within Hastings's corporate powers, have been duly authorized by all necessary corporate action on Hastings's part and are not in contravention of any law, rule or regulation or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority or of the terms of Hastings's Articles of Incorporation or Bylaws, or of any material contract or undertaking to which it is a party or to which it or its property may be bound or affected.

5.3        Binding Effect. This Agreement is a legal and binding obligation of Hastings, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium, or other similar laws relating to or affecting the enforcement of creditors' rights generally, and may be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

5.4        Litigation. There is no action, suit or proceeding pending against Hastings, or, to the best of its knowledge, threatened against or affecting it before any court, governmental authority, or arbitrator, which if adversely decided would have an adverse affect on Hastings's ability to perform its obligations under this Agreement.

5.5        Consents. No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any other person or entity is required in connection with Hastings's execution, delivery and performance of this Agreement.

5.6        CASITE® Trademark. Hastings has the full right, title and interest in and to the CASITE® trademark, subject to the extent that it has licensed certain rights to use such trademark in connection with filter products pursuant to a Trademark License Agreement dated September 3, 1995 between Hastings and Hastings Filters, Inc., a Delaware corporation. Intraco acknowledges and agrees that it has been advised of the terms of such Trademark License Agreement and that the Company shall be bound by the terms thereof upon assignment of the CASITE ® trademark by Hastings.

6. Representations and Warranties by Intraco. Intraco represents to Hastings as follows:

6.1         Corporate Existence and Power. Intraco is a corporation duly organized, validly existing and in good standing under the laws of Michigan. Intraco has all requisite corporate power to own its properties and to carry on its businesses now being conducted and as proposed to be conducted, to execute and deliver this Agreement and to engage in the transactions and activities contemplated by this Agreement.

6.2        Corporate Authority. The execution, delivery and performance of this Agreement are within Intraco's corporate powers, have been duly authorized by all necessary corporate action on Intraco's part and are not in contravention of any law, rule or regulation or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority or of the terms of Intraco's Articles of Incorporation or Bylaws, or of any material contract or undertaking to which it is a party or to which it or its property may be bound or affected.

6.3        Binding Effect. This Agreement is a legal and binding obligation of Intraco, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium, or other similar laws relating to or affecting the enforcement of creditors' rights generally, and may be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

6.4        Litigation. There is no action, suit or proceeding pending against Intraco, or, to the best of its knowledge, threatened against or affecting it before any court, governmental authority, or arbitrator, which if adversely decided would have an adverse affect on Intraco's ability to perform its obligations under this Agreement.

6.5 Consents. No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity is required on Intraco's part in connection with the execution, delivery and performance of this Agreement.

7. Confidentiality and Non-Competition.

7.1         Confidentiality. Each of the parties hereto agrees that, during the term of this Agreement, it will hold in strictest confidence and not disclose to any person, firm or organization any information, business or customer information, trade secret or any other secret or confidential matter relating to the Additives Line, sales or business of the Company or the other party hereto ("Confidential Information"), except as such disclosure may be required or authorized in connection with the performance of this Agreement.

The foregoing obligations shall terminate with respect to any particular portion of the Confidential Information communicated by Hastings or Intraco to the other: (a) when Hastings or Intraco can document that: (i) the Confidential Information was in the public domain at the time of its communication, (ii) the Confidential Information entered the public domain through no fault of the party receiving it subsequent to the time of its communication, (iii) the Confidential Information was rightfully communicated to the receiving party free of any obligation of confidence subsequent to the time of its communication, or (iv) the Confidential Information was developed by employees or agents of the party receiving it independently and without reference to the Confidential Information; (b) when the Confidential Information is communicated by the party originally in possession of it to a third party free of any obligation of confidence; or (c) in any event five (5) years after communication of the Confidential Information to the party receiving it.

7.2        Non-Competition. During the term of this Agreement and except as provided in this Agreement, each party agrees that neither it, nor any of its officers, Managers, employees, subsidiaries or affiliates, shall acquire an ownership interest in or participate directly or indirectly in any business which competes with the Company in the marketing and sale of the Additives Line. However, this excludes Existing Products being marketed and distributed by Intraco for General Motors Corporation and A/C Delco.

8. Term and Termination.

8.1 Term. The term of this Agreement shall commence on the Effective Date and continue until it is terminated as provided below.

8.2 Termination. Either party may terminate this Agreement:

(a)        if the other party breaches in any material respect any of its obligations under this Agreement, and such breach remains uncured for a period of thirty (30) days after receipt of notice specifying the breach with reasonable particularity, provided, however, that if such breach is of a nature such that it cannot be remedied within thirty (30) days, a party may not terminate this Agreement pursuant to this Section 8.2(a) so long as the other party is taking reasonable steps to cure such breach;

(b)        if the other party or the Company is adjudged bankrupt, makes a general assignment for the benefit of creditors, seeks reorganization under bankruptcy or insolvency laws, or a proceeding relating to bankruptcy or insolvency is commenced against the other party or the Company; or

(c)        if there is a change in control of the other party, or such other party sells substantially all of its assets, or engages in a merger, consolidation or other transaction which results in a change in the person(s) or entity(ies) possessing the power to direct or cause the direction of the management and policies of such other party, whether through the ownership of voting securities, by contract or otherwise, excluding from the foregoing changes in control resulting from events and/or occurrences not within the control of a shareholder(s) owning or controlling a majority interest in the party (e.g., death) or transfers made by a shareholder(s) owning or controlling a majority interest in the party to members of his or her immediate family.

8.3         Rights Upon Termination. Upon termination of this Agreement, the affairs of the Company shall be wound up, liquidated and dissolved or sold, whichever is most economically beneficial to the Company and its shareholders as determined by majority vote of the Director Managers, all of its liabilities shall be paid and discharged, and any assets remaining shall be distributed to the Members in liquidation in accordance with the Operating Agreement. Notwithstanding the foregoing, if this Agreement is terminated within two (2) years after the date that it is signed, upon a dissolution of the Company resulting from such termination, the Company shall assign and distribute to Hastings all of its right, title and interest in and to the CASITE®, Motor Honey®, Tranny Honey®, Rust Out, Grease Out and Spray Lube trademarks and brand names. The parties shall in good faith attempt to reach an agreement as to the value of each of the trademarks within 20 days of dissolution to facilitate liquidating distributions in accordance with the Operating Agreement. If the parties are unable to reach agreement within such period, each of them shall select an appraiser and those two appraisers shall select a third appraiser, who alone shall value the trademarks. The determination of the third appraiser shall be final and binding on the parties. The cost of the appraisal shall be paid by the Company.

9. Indemnification

9.1        Mutual Indemnification. Each party (as used herein, the "Indemnifying Party") hereby agrees to indemnify, defend and hold harmless the other party (as used herein, the "Indemnified Party") from, against and in respect of any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies, including interest, penalties, court costs and reasonable legal and accounting fees and expenses ("Liabilities")

which may be incurred as a result of the breach of any of the Indemnifying Party's representations and warranties herein, or the default by the Indemnifying Party in the performance of any of its commitments, covenants or obligations in this Agreement, the Operating Agreement, the Assignment or the Quit Claim Assignment.

9.2        Notice; Right to Defend. An Indemnified Party shall promptly notify the Indemnifying Party of any Liability or other matter as to which the Indemnified Party may claim indemnification hereunder and, if such claim is the result of a proceeding commenced by a third party, shall give the Indemnifying Party a reasonable opportunity to defend such proceeding at its own cost and expense with counsel of its own selection; provided that the Indemnified Party shall at all times also have the right to fully participate in such proceeding at its own expense. If an Indemnifying Party fails within a reasonable time to defend such a proceeding, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the Liabilities or other matters on behalf, for the account, and at the risk, of the Indemnifying Party. Each party shall make available to the other all information and assistance that the other may reasonably request, at the sole cost and expense of the requesting party.

9.3 Claims. Any claims under this Section shall be made in writing and with sufficient detail and explanation to identify the nature and the basis of the claim.

10. Restrictions on Membership Interests.

10.1        Transferability. Neither party may transfer, assign, convey, encumber or pledge its Membership Interest, any portion thereof or interest therein, or any other securities of the Company without the prior written consent of the other party, except as provided herein.

10.2        Option and Right of First Refusal. Each of the parties shall have the option and right of first refusal to purchase the Membership Interest owned by the other, at the price and in accordance with the terms of this Section 10.2, upon any involuntary or proposed voluntary transfer of such Membership Interest or any portion thereof or interest therein.

(a)        Option Upon Involuntary Transfer. An involuntary transfer occurs when a Membership Interest or any portion thereof or interest therein is transferred by operation of law. Such a transfer includes, without limitation, any sale or other disposition by a trustee or debtor in possession appointed or retained in a bankruptcy case, or a sale at any creditors' or judicial sale. Upon becoming aware of any actual or threatened involuntary transfer, a party shall give prompt notice thereof to the other party. The option under this Section 10.2(a) shall arise upon receipt by the party entitled to purchase of notice of the transfer.

(b) Right of First Refusal Upon Proposed Voluntary Transfer. A proposed voluntary transfer occurs when a party gives written notice to the other party of a desire to sell or otherwise dispose of its Membership Interest or any portion thereof or interest therein or pursuant to a bona fide offer from a third party. Such written notice shall be irrevocable for the period set forth in Section 10.2(c)(i) and shall specify the name, address, and telephone number of the proposed transferee, the proposed price and the terms of the transfer (the "Offer"). The party proposing to sell shall promptly give the other party a copy of any agreement, offer or other document relating to the proposed Offer. The right of first refusal under this Section 10.2(b) shall arise upon receipt of the notice.

(c) General Terms. The option or right of first refusal, as applicable, shall be as follows:

(i) Period. The option or right of first refusal shall be exercisable for thirty (30) days following the date it arises.

(ii) Exercise. A party shall exercise its option or right of first refusal by written notice to the other party or its successor in interest within the period specified above.

(iii)        Amount of Membership Interest. The option or right of first refusal shall be for all, but not less than all, of the Membership Interest owned by the transferring party; provided, however, if the right of first refusal arises because of a proposed voluntary transfer, the party entitled to purchase shall have the right to purchase the portion of or interest in the Membership Interest which is the subject of the Offer, upon terms and conditions no less favorable than those contained in the Offer.

(iv)        Purchase Price. If a party exercises its option or right of first refusal hereunder, the purchase price and terms shall, (A) if such right of first refusal arises because of a proposed voluntary transfer, be as provided in the Offer or (B) if such option arises because of an involuntary transfer, be at the amount of the capital account (as described in the Operating Agreement) of the transferring Member as of the date of receipt by the other party of notice of the proposed involuntary transfer.

(v)        Closing. The closing of a sale pursuant to the exercise of any option or right of first refusal shall occur within thirty (30) days after the exercise of the option or right of first refusal. The date of closing may be changed by agreement of the parties to the sale.

(vi) Payment. The purchase price for any Membership Interest (or portion thereof or interest therein) purchased under this Section 10.2 shall be paid at the closing in cash.

(vii)        Failure to Exercise. If a party entitled to an option fails to exercise such option in part or in full within the time period specified above, the involuntary transfer that gave rise to such option shall be allowed to occur. If a party entitled to a right of first refusal fails to exercise such right of first refusal in part or in full within the time period specified above, the transferring Member shall be free to sell such Membership Interest (to the extent that the right of first refusal has not been exercised in full) upon terms and conditions no less favorable than those contained in the Offer. No failure by a party to exercise an option or right of first refusal under this Section 10.2 shall limit its rights to exercise the same at any time in the future.

11. General Provisions.

11.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to conflict of laws principles.

11.2        Waiver. The failure of either party to enforce at any time the provisions of this Agreement or any rights in respect thereof or to exercise any election provided for in this Agreement shall in no way be considered as a waiver of such provisions, rights, or elections or in any way to affect the validity of this Agreement. The exercise by a party of any right herein or any election under the terms of this Agreement shall not preclude or prejudice such party from exercising the same or any other rights it may have under this Agreement, irrespective of any previous action or proceeding taken by such party hereunder.

11.3        Notices. Any notice or request under this Agreement shall be personally delivered or sent by telex, telecopier, or private express delivery service (such as Federal Express or DHL) and shall be directed by each party to the other at its respective addresses set forth above or at such other addresses as may be given in writing in accordance with this section. Any notices or requests shall be deemed to have been given when actually received if such notice or request is personally delivered or sent by private express delivery service, and when sent if sent by telecopier or telex.

11.4        Assignment. Neither this Agreement nor any interest herein may be, directly or indirectly, assigned, sold, or otherwise disposed of, by either party without the prior written consent of the other party or as may otherwise be permitted herein. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their permitted successors, assigns, personal representatives and heirs.

11.5        Severability. The invalidity or unenforceability of any phrase or provision herein shall in no way affect the validity or enforceability of any other provision of this Agreement, which shall be deemed modified, restricted, or omitted to the extent necessary to make this Agreement enforceable. If the invalidity or unenforceability of any portion of this Agreement is so significant as to frustrate its essential purpose or to render its performance commercially impractical, either party may terminate this Agreement by written notice to the other, within thirty (30) days following a final determination of a court of such invalidity or unenforceability.

11.6        Entire Agreement. This Agreement and the exhibits hereto set forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements, and understandings relating to the subject matter hereof. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, but only by a written instrument executed by the parties hereto or, in the case of a waiver, by or on behalf of the party against whom enforcement of such waiver is sought.

11.7        Arbitration. All disputes arising out of or in connection with this Agreement, the Operating Agreement, the Assignment or the Quit Claim Assignment, in particular disputes concerning the validity or interpretation of this Agreement, the Operating Agreement, the Assignment or the Quit Claim Assignment, shall to the exclusion of ordinary court proceedings be decided by an arbitration tribunal. The arbitration tribunal shall also decide issues concerning the validity and interpretation of this Section 11.7.

The following provisions shall apply to the arbitration tribunal:

(a) The arbitration tribunal shall consist of one arbitrator who shall be familiar generally with the commercial and manufacturing practices of the automotive chemical additives industry.

(b) The procedure for setting up the arbitration tribunal shall be initiated by the complaining party by sending to the other party, by registered air mail, a letter:

(i) naming one or more persons proposed as arbitrator,

(ii) requesting the other party either to agree with one of the proposed arbitrators or to propose for arbitrator one or more other persons within two weeks after receipt of such letter, and

(iii) including the arbitration complaint.

If the parties do not agree on the arbitrator within four weeks after receipt of such letter, then, upon request of the complaining party, the arbitrator shall be appointed by the President of the American Arbitration Association (or such other person as the American Arbitration Association may determine). He shall appoint as arbitrator a person who has the qualifications referred to in subsection (a) above.

(c) The arbitration tribunal is constituted upon declaration by written notice to the parties by the arbitrator that he has accepted the office of arbitrator.

(d) The parties agree to share equally the initial and final fees and expenses assessed by the arbitration tribunal unless and until such division is altered by an arbitration settlement.

(e)        Upon constitution of the arbitration tribunal, the arbitrator shall request the defendant to file its response to the arbitration complaint within not more than four weeks after receipt of such request. Upon receipt of the response, the arbitrator shall schedule an oral hearing within not more than three weeks. Within the latter three-week period, the parties shall be free to file further briefs. The arbitration tribunal shall concentrate the proceeding on the oral hearing. It shall, in such oral hearing, take all evidence which it considers necessary or appropriate, and it shall (unless it calls for a second oral hearing as provided below) render a decision on the arbitration complaint within not more than two weeks after the oral hearing. If, under exceptional circumstances, the arbitration tribunal considers a second oral hearing necessary, then this second oral hearing shall take place not more than four weeks after the first oral hearing. In such case, the arbitration complaint shall be finally decided not later than two weeks after the second oral hearing.

(f)        Notwithstanding the provisions of subsection (e) above, the proceeding before the arbitration tribunal shall be governed by standards considered just and equitable taking into account the United States Federal Rules of Civil Procedure. Within that framework, the arbitration tribunal shall determine in its proper discretion the course of the proceedings. The arbitration tribunal shall be required to see that each party to the arbitration is granted due process.

(g)        The arbitration award shall be in writing, shall state the tribunal's findings of fact and conclusions of law, and shall be served in each case directly upon the parties. All monetary awards shall be stated and payable in United States Dollars.

(h)        Each party shall be obliged immediately to execute the award or the settlement reached before the arbitration tribunal. If a party fails to comply with this obligation within two weeks after the award has been served on it or the settlement has been reached, the other party shall have the right to apply to the ordinary court having jurisdiction for an order of enforcement of the award or settlement to compel execution.

(i) The arbitration shall take place in Ann Arbor, Michigan.

In case any amount payable hereunder is not paid at the date fixed for payment, the party obliged to make such payment shall pay interest on the amount not timely paid at a rate equal to three percent (3%) per annum above the interest rate quoted in the last monthly report of Bank One of Michigan, Detroit, Michigan.

                IN WITNESS WHEREOF, this Joint Venture Agreement has been executed as of the date first written above.

HASTINGS MANUFACTURING COMPANY

By /s/ Mark R. S. Johnson

Its President and Co-C.E.O.

INTRACO CORPORATION

By /s/ Virginia K. Antakli

Its Vice President

EXHIBIT INDEX

Exhibit A	Trademark Assignment
Exhibit B	Identified Customers
Exhibit C	Quit Claim Assignment
Exhibit D	Articles of Organization of the Company
Exhibit E	Operating Agreement of the Company